Exhibit 4.54

EXECUTION COPY

AMENDMENT TO FLOATING RATE MANAGEMENT AGREEMENT

AMENDMENT NO. 21 made effective the 26th day of February 2016, to the Floating Rate Management Agreement dated the 9th of June 2011 (the “Floating Rate Management Agreement”), as amended; by and between CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands (“CLP”), and CAPITAL SHIP MANAGEMENT CORP., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos Street, Piraeus Greece (“CSM”).

WHEREAS:

A.	CLP owns vessels and requires certain commercial and technical management services for the operation of its fleet;

B.	Pursuant to the Floating Rate Management Agreement, CLP engaged CSM to provide such commercial and technical management services to CLP on the terms set out therein;

C.	CLP and CSM agree to make a correction as required and amend and restate this agreement.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Floating Rate Management Agreement.

Amendments.

(a) Schedule “B” of the Floating Rate Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE B

VESSELS AND DATE OF TERMINATION

Vessel Name	Expected Termination Date
Cape Agamemnon	June 2021
Arionas	August 2016
Agisilaos	December 2016
Avax	April 2017
Axios	June 2017
Akeraios	August 2017
Apostolos	September 2017
Aristotelis	November 2018
Agamemnon	December 2017
Archimidis	December 2017
Anemos I	December 2017
Hyundai Premium	Mar-April 2018
Hyundai Paramount	Mar-April 2018
Hyundai Platinum	August-September 2018
Hyundai Privilege	August-September 2018
Huyndai Prestige	August-September 2018
Assos	April 2019
Atrotos	April 2019
Ayrton II	April 2019
Amore Mio II	May 2019
Active	March 2020
CMA CGM Amazon	June 2020
Amadeus	June 2020
CMA CGM Uruguay	September 2020
Alkiviadis	October 2020
CMA CGM Magdalena	February 2021

Section 2. Effectiveness of Amendment. This Amendment shall become effective for each vessel as of 26th February 2016 (the “Amendment Effective Date”).

Section 3. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CLP or CSM under the Floating Rate Management Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Floating Rate Management Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle CLP or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Floating Rate Management Agreement in similar or different circumstances. This Amendment shall apply and be effective with respect to the matters expressly referred to herein. After the Amendment Effective Date, any reference to the Floating Rate Management Agreement shall mean the Floating Rate Management Agreement with such amendments effected hereby.

Section 4. Counterparts. This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

IN WITNESS WHEREOF the Parties have executed this Amendment this 26th day of February 2016 by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:	/s/ Gerasimos Kalogiratos
Name:	Gerasimos Kalogiratos
Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,

By:	/s/ Nikolaos Syntichakis
Name:	Nikolaos Syntichakis
Title:	Attorney-in-Fact&Legal Representative

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